EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The subsidiary companies of Borqs Technologies, Inc. at December 31, 2017, and the places of incorporation or organization thereof, are:

Subsidiary	Place of Incorporation

Borqs Beijing	PRC

Borqs Hong Kong Limited	Hong Kong

Borqs Software Solutions Private Limited	India

Borqs Korea	South Korea

Beijing Borqs Software Technology Co, Ltd.	PRC

Beijing Borqs Wireless Technology Co, Ltd.	PRC

YuanTel (Beijing) Telecommunications Technology Co., Ltd.	PRC

Beijing Tongbaohuida Technology Co., Ltd.	PRC